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                               LINE OF CREDIT AGREEMENT




       BORROWER'S NAME AND ADDRESS                   LENDER'S NAME AND ADDRESS
        FIRST COMMAND FINANCIAL                     INDEPENDENT RESEARCH AGENCY
               CORPORATION                            FOR LIFE INSURANCE, INC.
            4100 SOUTH HULEN                                PO BOX 2387
          FORT WORTH, TX 76109                         FORT WORTH, TX 76113
 "We" and "us" means the borrower above      "You" means the lender above, its
                                             successors and assigns





Pursuant to the terms of this Line of Credit Agreement (this "AGREEMENT"), you have extended to us a line of credit (the "LINE OF CREDIT") in the maximum principal amount of EIGHT MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($8,500,000.00). You will make loans to us from time to time until 2:00 p.m. on November 30, 1999, provided we have given you a written request stating the amount to be advanced at least fourteen (14) business days prior to the date the advance is to be made. Although the Line of Credit expires on November 30, 1999, we will remain obligated to perform all our duties under this Agreement so long as we owe you any money advanced according to the terms of this Agreement, as evidenced by the Note. This Agreement is an agreement between you and us.
It is not intended that any third party receive any benefit from this Agreement, whether by direct payment, reliance for future payment or in any other manner. The other terms and conditions of the Line of Credit are as follows:

1. OBLIGATION: Except as otherwise provided in this Agreement, the Line of Credit is obligatory. You may not refuse to make a loan to us under this Agreement unless one of the following occurs:

     (a)  We have borrowed the maximum amount available to us.
     (b)  The Line of Credit has expired.
     (c) We have done or failed to do anything which, with or without the giving of notice or the passage of time would constitute an Event of Default under the Note;
     (d) We have done or failed to do anything which, with or without the giving of notice or the passage of time would constitute an Event of Default under the Deed of Trust or under any of the other Loan Documents; or
     (e) We have not satisfied the conditions precedent set forth in PARAGRAPH 7 of this Agreement.

     Subject to the limitations above, the Line of Credit is closed-end. We may borrow up to the maximum only one time.

2. PROMISSORY NOTE: We will repay any advances made under this Agreement as set out in our Promissory Note dated June 1, 1998 which is payable to you in the principal


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     amount of $8,500,000.00 (the "NOTE").  The Note sets out the terms relating to maturity, interest rate, repayment and advances. The advances will be made as follows:

          Advances will be made from time to time in such amounts and on such dates as we request, provided that the total amount of all advances will not exceed $7,000,000.00 plus up to $1,500,000.00 to pay interest which accrues on the Note prior to December 1, 1999, as provided in the Note, and provided that no advance shall be made after November 30, 1999. Although the Note is for $8,500,000.00, the amount of cash advances you are obligated to make to us will not exceed $7,000,000.00. The additional $1,500,000.00 is estimated to be an amount sufficient to cover accrued interest on the Note, which accrues monthly prior to December 1, 1999. As the interest accrues, if we are otherwise entitled to an advance under the provisions of PARAGRAPHS 1 and 7 of this Agreement, you will, upon our request on each date on which a monthly payment of interest is due and payable under the Note, make an "advance" equal to the amount of the accrued unpaid interest then due on the Note by an entry on your books, which will then increase the amount of principal then advanced on the Note and which will result in the interest payment for which the advance was made being deemed paid in full. We have the right, however, to pay this accrued interest in cash if we so elect.

3. LOAN DOCUMENTS: We have executed and delivered to you the following documents in connection with this Agreement and the Note:

     (a) Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents and Leases dated June 1, 1998 (the "DEED OF TRUST").
     (b)  Financing Statement.

     This Agreement, the Note, the Deed of Trust, the Financing Statement, and all other documents evidencing, securing, supporting, or guaranteeing the Line of Credit are sometimes collectively referred to in this Agreement as the "LOAN DOCUMENTS".

4. REMEDIES: If we are in default on the Note, the Deed of Trust or any of the other Loan Documents you may:

     (a)  take any action as provided in any of the Loan Documents; and
     (b) without notice to us, immediately suspend all advances under this Agreement and the Note and terminate the Line of Credit.

     By selecting any of these remedies you do not give up our right to later use any other remedy. By deciding not to use any remedy should we default, you do not waive your right to later consider the event a default, if it happens again.


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5.   COST AND FEES:  If you hire an attorney to enforce this Agreement we will pay your reasonable attorney's fees, where permitted by law. We will also pay your court costs and costs of collection, where permitted by law.

6. NOTICES: All notices or other correspondence to us should be sent to our address stated above to the attention of "Chief Executive Officer." We will send all notices or correspondence to you to your address stated above to the attention of "Chief Financial Officer." All notices or correspondence shall be effective two (2) days after being deposited in the mail properly addressed with postage prepaid, certified or registered mail, return receipt requested, or when delivered in person.

7.   CONDITIONS PRECEDENT.

     (a) You are not obligated to make the first advance to us under this Agreement until the following have occurred:

          (i)   We have executed and delivered to you all of the Loan Documents;

          (ii) You have a first lien on the collateral described in the Deed of Trust; and

          (iii) You have received certified copies of resolutions adopted by our board of directors authorizing the Loan Documents and the transactions contemplated by the Loan Documents, and a certificate of existence and a certificate of account status from the Texas Secretary of State and Comptroller of Public Accounts, respectively, all in form and substance reasonably acceptable to your counsel.

     (b) You are not obligated to make any loan advance to us under this Agreement if:

          (i) After the advance, the total amount advanced under the Note would exceed a total of $7,000,000.00 advanced directly by you to us or a total of $1,500,000.00 advanced by you to pay interest on the Note;

          (ii) All of the representations and warranties made by us in the loan documents are not true, correct, and complete in all material respects; or

          (iii) We have violated any of our covenants under any of the Loan Documents.

8. MISCELLANEOUS: This Agreement may not be changed except by a written agreement signed by you and us. The law of the state of Texas will govern this Agreement. Any term or provision of this Agreement which is contrary to applicable law will not be effective, unless the law permits you and us to agree to such a variation.


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     THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE
     PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     EXECUTED to be effective for all purposes as of June 1, 1998.


BORROWER:                         LENDER:

FIRST COMMAND FINANCIAL           INDEPENDENT RESEARCH AGENCY
CORPORATION                       FOR LIFE INSURANCE, INC.


By: /s/ Lamar C. Smith            By: /s/ Martin R. Durbin
   ---------------------------       ---------------------------
Title: Chief Executive Officer    Title: Chief Financial Officer



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